EXHIBIT 99.1


CONTACT:  Tim Gallagher                       FOR IMMEDIATE RELEASE


   CARNIVAL CORPORATION MAKES OFFER FOR CELEBRITY CRUISE LINES


    MIAMI (6/25/97) -- Carnival Corporation (NYSE:CCL) confirmed today that it had sent a proposal to the two stockholders of Celebrity Cruise Lines Inc. (the Chandris Group and Overseas Shipholding Group, Inc.) indicating its willingness to purchase Celebrity for $525 million, subject to board approval and successful completion of due diligence. At the option of Celebrity, the purchase price may be paid in cash or a combination of cash and Carnival Class A Common Stock (in the same proportion as the announced transaction with Royal Caribbean). Carnival indicated it may consider increasing the purchase price if it can identify additional value in Celebrity. Carnival also indicated its willingness to work with Celebrity and its stockholders on an expedited basis to perform due diligence, to finalize its proposal and to enter into a definitive acquisition agreement on customary terms and conditions (including regulatory approvals).

    In its correspondence, Carnival stated that it believed there is a very strong strategic fit for Celebrity within the Carnival Corporation group of cruise lines. And, as it has done with its other acquisitions, Carnival stated its intention to maintain Celebrity as a separate brand under current management. The company further stated that it perceives significant talent in Celebrity's management team and employee base and that it believes there would be substantial opportunities for Celebrity employees.

    Should Carnival be successful in concluding an acquisition of Celebrity, it does not believe that the acquisition will have a dilutive effect on Carnival's earnings per share in 1998.

    Carnival has not entered into any agreement concerning a possible acquisition of Celebrity. No assurance can be given that there will be a response to Carnival's proposal, that any agreement relating to the purchase of Celebrity will be entered into or that an acquisition of Celebrity by Carnival will be consummated.

    Carnival Corporation is comprised of Carnival Cruise Lines, the world's largest cruise line based on passengers carried, Holland America Line, Windstar Cruises and interests in Seabourn Cruise Line and Costa Cruise Lines, which combined operate 33 ships in the Caribbean, Alaska, Europe and other worldwide destinations. Combined, Carnival Cruise Lines and Holland America Line have seven new ships slated for delivery over the
next three years.  Carnival Cruises Asia,   a joint venture with
Hyundai Merchant Marine, is scheduled to begin cruise operations in the Far East in the spring of 1998. Carnival also holds a
29.5 percent interest in Airtours plc, a UK-based, vertically integrated tour operator.
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NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, changes in cruise industry capacity and competition, changes in tax laws and regulations affecting Carnival and its principal stockholders, changes in other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.